Exhibit 99.1

GAP INC. REPORTS AUGUST SALES UP 5 PERCENT;

COMPARABLE STORE SALES UP 4 PERCENT

SAN FRANCISCO — September 4, 2003 — Gap Inc. (NYSE: GPS) today reported net sales of $1.22 billion for the four-week period ended August 30, 2003, which represents a 5 percent increase compared with net sales of $1.16 billion for the same period ended August 31, 2002. The company’s comparable store sales for August 2003 increased 4 percent, compared with a 2 percent decrease in August 2002.

Comparable store sales by division for August 2003 were as follows:

•	Gap U.S.: positive 1 percent versus negative 4 percent last year

•	Gap International: positive 1 percent versus negative 4 percent last year

•	Banana Republic: positive 8 percent versus flat last year

•	Old Navy: positive 6 percent versus flat last year

“Back-to-school marketing helped drive strong sales of our featured Gap cords and Old Navy cargos,” said Sabrina Simmons, senior vice president, Treasury and Investor Relations. “Banana Republic also had strong results as customers responded well to our wear-now Fall transitional merchandise.”

“While we’re pleased with our positive comp performance, August sales overall were slightly below our beginning of month expectations,” Ms. Simmons said. “Strong consumer response to advertised products was somewhat offset by weaker than expected demand for fleece activewear and long sleeve tops at Old Navy, and long sleeve tops and basic denim at Gap. Total company merchandise margins were in-line with last year.”

Year-to-date sales of $8.3 billion for the thirty weeks ended August 30, 2003 represent an increase of 13 percent over sales of $7.3 billion for the same period ended August 31, 2002. The company’s year-to-date comparable store sales increased 10 percent compared to a decrease of 11 percent in the prior year.

As of August 30, 2003, Gap Inc. operated 4,212 store concepts compared with 4,263 store concepts last year. The number of stores by location totaled 3,081 compared with 3,142 stores by location last year.

In a separate press release, Gap Inc. today announced that Nicholas A. Severino is joining the company as divisional Chief Financial Officer for Gap brand.

Gap Inc. will announce September sales on October 9, 2003.

For more detailed information, please call 800-GAP-NEWS to listen to Gap Inc.’s monthly sales recording. International callers may call 706-634-4421.

Investor Relations:	Media Relations:
Evan Price	Claudia Hawkins
415-427-2161	415-427-2563

Forward-Looking Statements

The information made available on this press release and recording contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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